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                       June 23, 2022

       John Kunz
       Chief Financial Officer
       PGT Innovations, Inc.
       1070 Technology Drive
       North Venice, Florida 34275

                                                        Re: PGT Innovations,
Inc.
                                                            Form 10-K for the
fiscal year ended January 1, 2022
                                                            Filed March 1, 2022
                                                            File No. 001-37971

       Dear Mr. Kunz:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Manufacturing